UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 24, 2010

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number,
including area code)

                                             Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of President, Chief Executive Officer and Secretary

On May 24, 2010, Jack Van Hulst resigned from his positions as President, Chief Executive Officer and Secretary of Senesco Technologies, Inc. (the “Company”).  As a result of such resignation, effective as of May 24, 2010, Mr. Van Hulst was no longer employed by the Company or any of its affiliated entities.  Mr. Van Hulst remains a member of the Company’s Board of Directors.

Appointment of New President and Chief Executive Officer

Effective May 25, 2010, Leslie J. Browne, Ph.D, assumed the roles of President and Chief Executive Officer of the Company.

Dr. Browne, age 60, served as President and Chief Executive Officer of Phrixus Pharmaceuticals, Inc., from November, 2008 until joining the Company and Pharmacopeia, Inc. from September, 2004 until May 2008. Dr. Browne was also the Chief Operating Officer at Iconix Pharmaceuticals, Inc., a chemogenomics company, from October 2001 to August 2004, where he led the research, development and informatics operations and launched Iconix’s first product, DrugMatrix®. Before that, he spent over a decade at Berlex/Schering AG, in several positions rising to Corporate Vice President, Berlex Laboratories, Inc. and President of Schering Berlin Venture Corporation. At Berlex Biosciences he rebuilt the drug discovery operation and championed a number of important pharma-biotech deals for Berlex, including Pharmacopeia’s second signed pharma collaboration in the then new field of combinatorial chemistry. Before Berlex, he was employed by Ciba-Geigy Corporation, where he discovered Fadrozole, the first marketed non-steroidal aromatase inhibitor for the treatment of estrogen-dependent breast cancer. He also managed cardiovascular research at Ciba-Geigy Ltd., in Basel, Switzerland, where one of the group’s achievements was the discovery of Diovan®, the second angiotensin II antagonist ever to be marketed. He received his B.Sc. at Strathclyde University, in Glasgow, Scotland. After receiving his Ph.D. from the University of Michigan, he was a National Institutes of Health postdoctoral fellow at Harvard with the Nobel laureate Professor R. B. Woodward.  Dr. Browne was formerly a director of Pharmacopeia, Inc., Genelabs Technologies, Inc. and Chair of the New Jersey Technology Council.  He is currently on the Board of Phrixus Pharmaceuticals, Inc.  The Board believes that Dr. Browne is qualified to serve as the Company’s president and Chief Executive Officer due to his prior experience as a Chief Executive Officer in the pharmaceutical industry as well as his prior service in other positions of authority in the industry.

Dr. Browne does not have any family relationship with any executive officer or director of the Company. In addition, neither Dr. Browne nor any member of his immediate family has engaged, directly or indirectly, in any transaction, or series of similar transactions, with the Company or any of its subsidiaries since our last fiscal year in which the amount involved exceeds $120,000.

The Compensation Committee and independent members of the Board have, as set forth in an Offer Letter dated May 25, 2010 (the “Offer Letter”), determined to pay to Dr. Browne an annual salary in the amount of $250,000 and to grant to Dr. Browne options to purchase shares of the Company’s common stock, par value $0.01, in the amount of 1,000,000 options which such options shall vest 25% one year from grant date (or 250,000 shares) and 1/36 of the remaining options (or 750,000 shares) shall vest on the first of each month thereafter.  In the event Dr. Browne is terminated from his employment with the Company without Cause (as defined in the Offer Letter) during his first year of employment, the Company will pay him six (6) months worth of severance at his base salary which is then in effect, which shall be paid over time in accordance with normal payroll practices, as well as six (6) months worth of medical benefits.  The Company also entered into an Indemnification Agreement and Nondisclosure, Noncompetition and Invention Assignment Agreement with Dr. Browne on May 25, 2010.  Such agreements are filed as exhibits 10.2 and 10.3 respectively to this Form 8-K.

Appointment of Joel Brooks to Serve as Secretary

Effective May 25, 2010, the Board appointed Joel Brooks, the Company’s current Chief Financial Officer and Treasurer, to serve as Secretary of the Company.

Item 8.01.	Other Events.

Finance Committee

On May 24, 2010, John Braca stepped down from his position as Chairman of the Finance Committee.  Mr. Braca will remain a member of the Company’s Board of Directors.  The Board also determined to disband the Finance Committee effective immediately.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1 Offer Letter by and between the Company and Leslie J. Browne, Ph.D. dated as of May 25, 2010.
10.2  Indemnification Agreement by and between the Company and Leslie J. Browne, Ph.D. dated as of May 25, 2010.
10.3  Nondisclosure, Noncompetition and Invention Assignment Agreement by and between the Company and Leslie J. Browne, Ph.D. dated as of May 25, 2010.
17.1 Resignation Letter of Jack Van Hulst dated May 24, 2010.
99.1 Press Release dated May 24, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: May 24, 2010	By:	/s/ Joel Brooks
Name: Joel Brooks
Title: Chief Financial Officer